Exhibit 99.1

350 South Grand Avenue, Suite 5100 Los Angeles, CALIFORNIA

Phone: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. SIGNS AGREEMENT
TO ACQUIRE PNA GROUP
     Los Angeles, CA — June 17, 2008 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement to acquire the outstanding capital stock of PNA Group Holding Corporation, a national steel service center group owned by Platinum Equity. The transaction is valued at approximately $1.1 billion. PNA’s subsidiaries include the operating entities Delta Steel, LP, Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting and Steel, LP and Sugar Steel Corporation. Through its subsidiaries, PNA processes and distributes primarily carbon steel plate, bar, structural and flat-rolled products. 2007 and first quarter 2008 revenues for PNA were about $1.6 billion and $474 million, respectively. PNA has 23 steel service centers throughout the United States, as well as five joint ventures that operate a total of seven service centers in the United States and Mexico.
     The transaction is expected to be consummated within the next 60 days, subject to the satisfaction of certain conditions, including obtaining required regulatory approvals. Reliance expects to finance the transaction, including the replacement of PNA’s existing debt, through a combination of borrowings under Reliance’s existing credit facility and by raising approximately $750 million through the issuance of a combination of new debt and equity securities. “The PNA operations complement our existing business and add new products in many geographic areas that further enhance the customer, product and geographic diversification of our business. Through the PNA joint ventures, we also gain entry into a new market for us in Mexico,” said David H. Hannah, Chairman and Chief Executive Officer. In regard to the financing, Hannah stated, “We expect that this transaction, including the impact of the expected financing, will be immediately accretive to our earnings, with the dilution from any new shares issued offset by the earnings from PNA and savings from our lower cost of capital. Additionally, we expect our balance sheet and liquidity to remain strong.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List and the Fortune 2007 “100 Fastest Growing Companies” List and the Fortune 2008 List of “America’s Most Admired Companies” and the 2008 Forbes “Platinum 400 List of America’s Best Big Companies.” This release may contain forward-looking statements relating to future financial results and the proposed acquisition and related financing of PNA. Actual results and events may differ materially as a result of many factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports Reliance Steel & Aluminum Co. has on file with the Securities and Exchange Commission.
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